Exhibit 9

List of subsidiaries:

	Ownership	Country of Incorporation
Forum Exploration, Inc	66 2/3% owned	The Philippines

Forum Energy International Ltd (formerly “Tracer Petroleum International Ltd.”)	100% owned	Bermuda

Tepco Ltd	100% owned	Bermuda

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